Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 14, 2013 in the Registration Statement on Form S-11 and related Prospectus of KBS Strategic Opportunity REIT II, Inc. for the registration of 180,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California

November 14, 2013